Exhibit 99.2

NEWS

Contact:	Media: Mark Truby 1.313.323.0539 mtruby@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FORD ANNOUNCES LAUNCH OF DEBT RESTRUCTURING INITIATIVES AS PART OF COMPANY’S TRANSFORMATION PLAN

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Ford Motor Company has launched a conversion offer relating to its 4.25% Senior Convertible Notes due December 15, 2036, in which it will pay a premium in cash to induce the holders to convert debt for shares of Ford’s common stock

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Concurrently, Ford Motor Credit Company has commenced a separate $1.3 billion cash tender offer for Ford Motor Company unsecured, non-convertible debt securities, and has commenced a separate $500 million cash tender offer for Ford's senior secured term loan debt

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Ford also announces its intent to exercise its right to defer future dividend payments on the 6.50% Cumulative Trust Preferred Securities of Ford Motor Company Capital Trust II beginning with the dividend payment payable in April 2009

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The debt restructuring initiatives follow previously announced tentative agreements with the United Auto Workers that, if ratified, will allow Ford to lower its hourly labor costs and provide the option to use common stock to pay up to 50 percent of future payments to the Voluntary Employee Beneficiary Association health care trust

•	Comprehensive debt restructuring is expected to strengthen Ford Motor Company's balance sheet by reducing long-term debt obligations

DEARBORN, Mich., Mar. 4, 2009 – Ford Motor Company (NYSE: F) announced today that its Board of Directors and the Board of Directors of Ford Motor Credit Company have approved a plan to restructure Ford’s debt through a combination of a conversion offer by Ford and cash tender offers by Ford Credit.

“The debt restructuring plan we are announcing today is a critical step in Ford’s overall transformation,” said Ford President and CEO Alan Mulally.  “We are continuing to work with all of our stakeholders -- including employees, dealers and suppliers -- to secure Ford’s future in this difficult economic environment.”

By using a combination of Ford and Ford Credit cash on hand and Ford equity to retire certain long-term debt early, Ford would significantly reduce its debt obligations and annual interest expense.  The amount of the debt and interest expense reductions will be dependent upon the level of participation by debt holders.

Conversion Offer
As part of this debt restructuring plan, Ford has launched a conversion offer in which it is offering to pay a premium in cash to induce the holders of its outstanding 4.25% Senior Convertible Notes due December 15, 2036 (the “Convertible Notes”) to convert any and all  Convertible Notes into shares of Ford’s common stock (the “Conversion Offer”).  The Convertible Notes were issued in 2006 and the outstanding principal amount of such Convertible Notes is approximately $4.88 billion.  The Convertible Notes are currently convertible into shares of Ford common stock at a conversion rate of 108.6957 shares per $1,000 principal amount of the Convertible Notes.

Holders who elect to convert their Convertible Notes into shares of Ford common stock pursuant to the Conversion Offer will receive the 108.6957 shares of Ford common stock plus $80 in cash for each $1,000 principal amount of the Convertible Notes converted. The Conversion Offer is being made on additional terms and conditions which are set forth in an offering circular dated March 4, 2009 (the “Convertible Notes Offering Circular”) and the related letter of transmittal (the “Convertible Notes Letter of Transmittal”), both of which are being sent to holders of the Convertible Notes.  Holders are urged to read the Convertible Notes Offering Circular and Convertible Notes Letter of Transmittal carefully when they become available. Copies of the Convertible Notes Offering Circular and the Convertible Notes Letter of Transmittal may be obtained from the Information Agent for the Conversion Offer, Georgeson Inc., by calling toll free at 800-457-0759.

The Conversion Offer will expire at 9:00 a.m., New York City time, on Friday, April 3, 2009, unless extended or earlier terminated (the “Expiration Time”).  Any tendered Convertible Notes may be withdrawn prior to, but not after, the Expiration Time, and withdrawn Convertible Notes may be re-tendered by a holder at any time prior to the Expiration Time.

Consummation of the Conversion Offer is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions set forth in the Convertible Note Offering Circular.  Subject to applicable law, Ford may amend, extend, or terminate the Conversion Offer at any time.

Ford Credit Cash Tender Offers
Concurrent with this announcement, Ford Credit separately announced today that it has commenced a $1.3 billion cash tender offer to purchase certain series of Ford’s outstanding unsecured, nonconvertible debt (the “Notes”), and has commenced a separate $500 million cash tender offer to purchase Ford’s senior secured term loan debt (together, the “Tender Offers”).   Details regarding the Tender Offers are contained in a separate news release issued today by Ford Credit.

Neither the Conversion Offer nor either of the Tender Offers is or will be contingent upon the completion of any other offer.

Trust Preferred Securities
Ford intends to elect to defer future interest payments on its 6.50% Junior Subordinated Convertible Debentures due January 15, 2032 as permitted by the terms of the Debentures, which will result in the deferral of the quarterly distributions on the 6.50% Cumulative Convertible Trust Preferred Securities (liquidation preference $50.00 per preferred security) of Ford Motor Company Capital Trust II for a corresponding period.  The deferral will commence with the April 15, 2009 payment date. Under the terms of the Debentures, Ford is permitted to defer payments of interest for up to 20 consecutive quarters.

Previously Announced Tentative UAW Agreements
The Conversion Offer and Tender Offers follow the previously announced tentative agreements reached with the United Auto Workers that, if ratified, will allow Ford to reduce its hourly labor costs and provide it with the option to use common stock to pay up to 50 percent of its future cash payment obligations to the Voluntary Employee Beneficiary Association (“VEBA”) health care trust.  Ford will provide more details about the agreements following the ratification process.

With respect to the option to satisfy up to 50 percent of its VEBA obligations in stock, Ford would consider each payment when it is due and use its discretion in determining whether paying with cash or stock makes sense at the time, balancing its liquidity needs and preserving shareholder value.

Both the operating-related and VEBA-related agreements would be conditioned on, among other things, Ford pursuing restructuring actions with other stakeholders, including meaningful debt reduction over time consistent with requirements applicable to its domestic competitors under their government-sponsored restructurings.  The VEBA-related tentative agreement, which would modify the existing Settlement Agreement dated March 28, 2008 among Ford, the UAW and class representatives of former UAW-represented Ford employees, relating to retiree health care obligations, also would be subject to final court approval and other conditions.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 213,000 employees and about 90 plants worldwide, the company’s brands include Ford, Lincoln, Mercury and Volvo.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

About Ford Motor Credit Company
Ford Motor Credit Company LLC is one of the world’s largest automotive finance companies and has supported the sale of Ford Motor Company products since 1959.  Ford Motor Credit is an indirect, wholly owned subsidiary of Ford.  It provides automotive financing for Ford, Lincoln, Mercury and Volvo dealers and customers.  More information can be found at www.fordcredit.com and at Ford Motor Credit’s investor center, www.fordcredit.com/investorcenter.

Safe Harbor and Other Required Disclosure
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by the management of Ford and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A—Risk Factors” and “Item 7 —Management’s Discussion and Analysis of Financial Condition and Results of Operations —Risk Factors” of Ford’s Annual Report on Form 10-K for the year ended December 31, 2008.  Readers are encouraged to read Ford’s filings with the Securities and Exchange Commission to learn more about the risk factors associated with Ford’s businesses.

Ford cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release is for informational purposes only and is not an offer to purchase with respect to any securities.  The Conversion Offer is being made only by the applicable Convertible Notes Offering Circular dated March 4, 2009 and the related Convertible Notes Letter of Transmittal.  Investors should read the Convertible Notes Offering Circular because it contains important information. Investors can get such documents and other filed documents for free at the Commission’s web site (www.sec.gov) or by contacting the information agent described below (the “Information Agent”).

The Conversion Offer described in this news release is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.  In any jurisdiction where the laws require such offers to be made by a licensed broker or dealer, the Conversion Offer will be deemed to be made on behalf of Ford by one or more registered broker dealers under the laws of such jurisdiction.

Georgeson, Inc. is serving as the Information Agent for the Conversion Offer.  Persons with questions regarding the Conversion Offer should contact Georgeson at 800-457-0759 (toll free).  Requests for copies of the Convertible Notes Offering Circular or the Convertible Notes Letter of Transmittal may also be directed to Georgeson.

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